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                                                                    EXHIBIT 99.1

ATLAS AIR AND CREWMEMBERS AGREE ON LABOR CONTRACT

June 28, 2002, Washington, D.C. ... Atlas Air, Inc. and the Airline Pilots
Association today reached tentative agreement for a first labor contract. Both parties have agreed to keep the details of the contract confidential at this time.

On May 29, 2002, the National Mediation Board released Atlas Air and its crewmembers from mediated negotiations, starting a mandated 30-day cooling off period. That period would have ended at 12:01 AM EST on June 28. Mediated negotiations resumed on June 25 and led to an agreement late on June 27.

"We believe this contract is both good for the company, and good for crewmembers, and meets the criteria we established for the resolution of this process," said Richard Shuyler, Chief Executive Officer of Atlas Air, Inc. "I am pleased with the agreement we have reached, and I am proud of the valuable contribution that our experienced, professional pilots and flight engineers make to Atlas Air."

"I am pleased we were able to reach an agreement that will allow Atlas Air and its crewmembers to move forward," said Captain David Bourne, chairman of the Atlas Air crewmember unit of the Airline Pilots Association International.

The contract is subject to ratification by ALPA's membership. Ratification will take place over the next several weeks.

Atlas Air, Inc. is a wholly owned subsidiary of Atlas Air Worldwide Holdings, Inc. [NYSE:CGO] and is a United States certificated air carrier. Atlas Air offers its customers a complete line of freighter services, specializing in ACMI (Aircraft, Crew, Maintenance, and Insurance) contracts. Atlas Air currently employs 700 active pilots and flight engineers, both domestic and international, who operate the company's fleet of Boeing 747 aircraft.

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